Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 28, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidated financial information discussed in Note 17, as to which the date is August 1, 2014, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Forum Energy Technologies, Inc.’s Current Report on Form 8-K dated August 1, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 1, 2014